Exhibit 10.31

NORTHSTAR REALTY FINANCE CORP.
EXECUTIVE INCENTIVE BONUS PLAN

1.             Purpose

This Executive Incentive Bonus Plan (the “Plan”) is intended to provide an incentive for superior work and to motivate executives and employees of NorthStar Realty Finance Corp. (the “Company”) toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives and employees.  The Plan is for the benefit of Participants (as defined below).

2.             Definitions

For purposes of this Plan:

(a)           “AFFO” means FFO, plus or minus, as applicable, each of the following: (i) normalized recurring expenditures that are capitalized by the Company and then amortized, but which are necessary to maintain the Company’s properties and revenue stream, such as leasing commissions and tenant improvement allowances; (ii) an adjustment to reverse the effects of the straight-lining of rents and fair value lease revenue under SFAS 141; (iii) the amortization or accrual of various deferred costs including intangible assets and equity based compensation; (iv) an adjustment to reverse the effects of non-cash unrealized gains/losses; (v) an adjustment to reverse the effects of DPOs; and (vi) any item(s) that management and the Audit Committee of the Board or management and the Committee determine are one-time items for earnings reporting purposes.

(b)           “Annual Bonus” means a Bonus determined and paid pursuant to Section 5.

(c)           “Annual Bonus Pool Percentage” means a percentage of the Bonus Pool awarded to a Participant and payable in the form of an Annual Bonus under the Plan.

(d)           “Balance Sheet Liquidity” means, as of a particular date of determination, all cash and cash equivalents of the Company and any subsidiary of the Company.

(e)           “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(f)            “Board” means the Board of Directors of the Company.

(g)           “Bonus” means any Annual Bonus, Deferred Bonus or Long-Term Bonus.

(h)           “Bonus Award Notice” means a notice or agreement provided to a Participant that sets forth the terms, conditions and limitations of the Participant’s Bonus(es) and Bonus Pool Percentage(s).

(i)            “Bonus Pool” means for each Plan Year, an amount equal to the sum of (1) 1.75 percent of the NorthStar Adjusted Equity Capital for such Plan Year (determined based on the average of the NorthStar Adjusted Equity Capital as of the first and last day of such Plan Year) and (2) 25 percent of the Company’s Equity Adjusted AFFO for such Plan Year (determined as of the last day of such Plan Year) above a nine percent annual return on NorthStar Adjusted Equity Capital hurdle.

(j)            “Bonus Pool Percentage” means an Annual Bonus Pool Percentage, a Deferred Bonus Pool Percentage or a Long-Term Bonus Pool Percentage.  Participants may be allocated by the Committee an Annual Bonus Pool Percentage, a Deferred Bonus Pool Percentage, a Long-Term Bonus Pool Percentage or any combination thereof.  The initial allocation of Bonus Pool Percentages among Participants applicable to the 2009 Plan Year shall be set forth on Exhibit A hereto and allocations of Bonus Pool Percentages among Participants applicable to subsequent Plan Years shall be set forth on separate exhibits hereto.

(k)           “Cause” shall have the meaning set forth in a Participant’s Service Agreement.  If a Participant is not a party to a Service Agreement as of any relevant date or a Participant’s Service Agreement does not contain a definition of “cause,” then “Cause” for purposes of this Plan shall mean a dismissal upon the occurrence of any of the following events: (i) the conviction of, or a plea of nolo contendere by, the Participant for the commission of a felony; (ii) continuing willful failure for ten business days to substantially perform the Participant’s duties to the Company (other than such failure resulting from the Participant’s incapacity due to physical or mental illness) after demand for substantial performance is delivered by the Company in writing that specifically identifies the manner in which the Company believes the Participant has not substantially performed his duties; or (iii) willful misconduct by the Participant (including, but not limited to, breach by the Participant of terms of any Service Agreement to which the Participant is a party) that is demonstrably and materially injurious to the Company or its subsidiaries.

(l)            “CDO Liquidity” means, as of a particular date of determination, cash available in the Company’s collateralized debt obligations, less any such cash which is the result of a DPO and less any such cash which results from the sale of securities solely for the purposes of creating “CDO Liquidity” for purposes of this Plan.

(m)          “Change of Control” means and includes any of the following events:

(i)            any Person is or becomes Beneficial Owner, directly or indirectly, of securities of the Company representing 35 percent or more of the combined voting power of the then outstanding securities of the Company, excluding (A) any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (x) of subsection (ii) below and (B) any Person who becomes such a Beneficial Owner through the issuance of such securities with respect to purchases made directly from the Company; or

(ii)           the consummation of a merger or consolidation of the Company with any other Person or the issuance of voting securities of the Company in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) 50 percent or more of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 35 percent or more of the combined voting power of the then outstanding securities of the Company; or

(iii)          the consummation of an agreement for the sale or disposition by the Company of all or substantially all of the assets of the Company approved by the stockholders of the Company.

(n)           “Code” means Internal Revenue Code of 1986, as amended.

(o)           “Committee” means the Compensation Committee of the Board.

(p)           “Deferred Bonus” means a Bonus determined and paid pursuant to Section 6.

(q)           “Deferred Bonus Pool Percentage” means a percentage of the Bonus Pool awarded to a Participant and payable in the form of a Deferred Bonus under this Plan.

(r)            “Disability” means, unless otherwise provided in the Participant’s Service Agreement (if any), a disability which renders the Participant incapable of performing all of his or her material duties for a period of at least 180 consecutive or non-consecutive days during any consecutive twelve-month period.

(s)           “DPO” means a discounted payoff of a loan in advance of its final maturity date.

(t)            “Effective Date” means July 21, 2009, the date this Plan was approved by the Committee.

(u)           “Equity Adjusted AFFO” means AFFO, plus dividends paid on the Company’s preferred stock and trust preferred securities.

(v)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(w)          “FFO” means funds from operations as computed in accordance with the standards established by the National Association of Real Estate Investment Trusts, as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated/uncombined partnerships and joint ventures.  For purposes of this definition, FFO shall also exclude SFAS 144 impairment charges relating to sales of depreciable properties which otherwise would have been included in the gain/loss from sale of such properties.

(x)            “Liquidity” means, as of a particular date of determination, the sum of the Balance Sheet Liquidity and CDO Liquidity.

(y)           “Long-Term Bonus” means a Bonus determined and paid pursuant to Section 7.

(z)            “Long-Term Bonus Performance Period” means the three-year period commencing on January 1 of a Plan Year and ending on December 31 of the second calendar year that follows such Plan Year.  The first Long-Term Bonus Performance Period runs from January 1, 2009 through December 31, 2011.  There shall be overlapping Long-Term Bonus Performance Periods.

(aa)         “Long-Term Bonus Pool Percentage” means a percentage of the Bonus Pool awarded to a Participant and payable in the form of a Long-Term Bonus under this Plan.

(bb)         “NorthStar Adjusted Equity Capital” means the cost basis of the Company’s Stock, preferred stock and trust preferred securities as of January 1, 2009, as adjusted following January 1, 2009 (except as provided below) as follows:  (i) minus realized losses on the Company’s real estate loans, real estate securities, net lease properties (excluding depreciation) or other assets relative to the cost basis of such assets; provided, that the aggregate amount of any such losses shall not exceed the amount of capital at risk with respect to any such asset (e.g., losses within a CDO cannot exceed the Company’s equity investment in such CDO); (ii) minus cash dividends paid to common equity holders since the Company’s initial public offering and subsequently with respect to an applicable performance or measurement period; (iii) minus any common, preferred stock or trust preferred securities repurchased; (iv) plus the cost basis of any Stock, preferred stock or trust preferred securities issued following January 1, 2009; (v) plus the amount of AFFO since the Company’s initial public offering and subsequently with respect to an applicable performance or measurement period; (vi) plus the discount attributable to any asset acquired by the Company at a discount to the par value of such asset, but only to the extent that the Company has realized on such discount (e.g., an asset purchased at a discount is subsequently sold for an amount in excess of its purchase price); and (vii) plus the discount to par attributable to any corporate bonds or other liabilities, including CDO bonds, repurchased prior to or following January 1, 2009.  For purposes of the definition of NorthStar Adjusted Equity Capital, AFFO shall be defined as set forth herein, provided that AFFO for purposes of the definition of NorthStar Adjusted Equity Capital shall be reduced or increased, as applicable, to reverse the effects of any item hereunder that reduces or increases NorthStar Adjusted Equity Capital and also would otherwise simultaneously reduce or increase AFFO so as not to double-count any such increase or reduction for purposes of the definition of NorthStar Adjusted Equity Capital.

(cc)         “Participant” means an executive or employee of the Company selected by the Committee to participate in the Plan.

(dd)         “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, other entity or “group” (as defined in the Exchange Act).

(ee)         “Plan Year” means any year of the Plan for which a Bonus Pool is established, commencing on January 1 and ending on December 31.

(ff)           “Restricted Stock Unit” means a phantom stock unit with a value equal to one share of Stock, which shall be settled as set forth in Section 7, whether granted pursuant to the Company’s equity compensation plans or otherwise.

(gg)         “Service Agreement” means as of a particular date, any employment, consulting or similar service agreement(s) then in effect between a Participant, on the one hand, and the Company on the other hand, as amended or supplemented through such date.

(hh)         “Stock” means the Company’s common stock, par value $0.01 per share.

(ii)           “Stock Price” means, as of a particular date, the average of the Fair Market Value of one share of Stock for the 20 trading days ending on, and including, such date (or, if such date is not a trading day, the most recent trading day immediately preceding such date); provided, however, that for purposes of determining the Stock Price in connection with a Transactional Change of Control (but only if in due course such Transactional Change of Control is actually consummated by the Company), the Stock Price shall be equal to the fair market value in cash of the total consideration per share of Stock to be paid or payable in the transaction resulting in the Transactional Change of Control, as determined by the Committee as of the date that the Transactional Change of Control is consummated.

(jj)           “Subsidiary” means any corporation or other entity (other than the Company) in which the Company has more than a 50 percent interest, either directly or indirectly.

(kk)         “Transactional Change of Control” means (i) a Change of Control described in clause (i) of the definition thereof where the Person makes a tender offer for Stock, or (ii) a Change of Control described in clauses (ii) or (iii) of the definition thereof.

3.             Administration

(a)           The Plan shall be administered by the Committee.  The Committee shall have the discretionary authority to make all determinations (including, without limitation, the interpretation and construction of the Plan and the determination of relevant facts) regarding the entitlement to any Bonus hereunder and the amount of any Bonus to be paid under the Plan, provided such determinations are made in good faith and are consistent with the purpose and intent of the Plan, and provided further that, except as expressly provided herein, no such action shall adversely affect the rights of the Participants to any outstanding Bonuses.  In particular, but without limitation and subject to the foregoing, the Committee shall have the authority:

(i)            to select Participants under the Plan;

(ii)           to allocate Bonus Pool Percentages to Participants each Plan Year;

(iii)          to determine the Bonus Pool and the formula for calculating the Bonus Pool for each Plan Year;

(iv)          to establish and determine performance conditions and measurements applicable to each Bonus and each Participant, not inconsistent with the terms of this Plan;

(v)           to determine the terms and conditions, not inconsistent with the terms of this Plan, which shall govern Bonus Award Notices and all other written instruments evidencing the award of a Bonus or allocation of a Bonus Pool Percentage hereunder, including the waiver or modification of any such conditions;

(vi)          to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; and

(vii)         to interpret the terms and provisions of the Plan and any Bonus granted under the Plan (and any Bonus Award Notices or other agreements relating thereto) and to otherwise supervise the administration of the Plan.

(b)           In addition to Bonuses payable under the terms of the Plan, the Committee reserves the right to grant additional discretionary Bonuses.

(c)           Notwithstanding anything herein to the contrary, the Committee shall make appropriate adjustments to any Bonus Pool, Bonus Pool Percentage, or any performance targets applicable to any Bonus in connection with or as a result of any of the following events which occur or have occurred after January 1, 2009: reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, if the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities.

(d)           Subject to the terms hereof, all decisions made by the Committee pursuant to the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants.  No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

(e)           If the Company is required to prepare a material accounting restatement with respect to any Plan Year and such restatement (i) would have reduced the amount paid under the Plan to the executive officers with respect to such Plan Year and (ii) was due to an untrue statement of a material fact by an executive officer or an omission by an executive officer to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading, with respect to the financial statement that is the subject of the restatement, the Committee may seek (but is not required to seek) reimbursement from one or more Participants, taking into consideration all relevant factors and circumstances, all or a portion of the incentive compensation paid under this Plan with respect to such Plan Year that would not otherwise have been earned based on the restated financial results.

4.             Bonus Pool

(a)           The Committee shall calculate the amount of the Bonus Pool for each Plan Year as of the last day of such Plan Year and shall determine each Participant’s Bonus Pool Percentage and the performance goals and targets for each Plan Year on an annual basis, provided that the formula to determine the Bonus Plan shall be as provided herein and shall not be amended or revised without the prior consent of the Participants entitled to a majority of the then Bonus Pool Percentages.

(b)           The Bonus Pool for any Plan Year (and any Bonus Pool Percentages allocated thereunder) may be adjusted in the Committee’s good faith discretion during any Plan Year in order to account for any corporate transaction involving the Company (whether or not a Change of Control), changes to the Company’s capital structure, prevailing market and economic conditions, or changes to accounting rules, or as otherwise may be required by law or the economic needs of the Company; provided, however, that any adjustment by the Committee shall in no event adversely affect the rights of the Participants hereunder.

5.             Annual Bonus

(a)           If granted an Annual Bonus Pool Percentage by the Committee, a Participant will be eligible to receive an Annual Bonus with respect to a Plan Year.  Annual Bonuses shall be tied to the Company’s performance for the relevant Plan Year.  Performance goals and targets for the Plan Year shall be determined by the Committee on an annual basis.  The Committee shall also establish ranges within such performance targets that correspond to the payout of different fixed percentages of a Participant’s Maximum Annual Bonus (as defined in Section 5(b), below).  By way of example, 100 percent achievement of the applicable AFFO target shall correspond to the payout of 100 percent of the portion of a Participant’s Maximum Annual Bonus weighted with reference to such AFFO target, while achievement of a lower AFFO for the Plan Year will correspond to payout of a lower percent of such portion of the Maximum Annual Bonus.  Annual Bonus performance targets and payout ranges for the 2009 Plan Year are set forth on Exhibit A hereto and annual performance targets and payout ranges for subsequent Plan Years shall be set forth on separate exhibits hereto.  Exhibit A shall also serve as an illustration of the operation of the Annual Bonus and payment thereof.

(b)           The amount of a Participant’s maximum Annual Bonus will be equal to the product of (x) the Participant’s Annual Bonus Pool Percentage, and (y) the Bonus Pool (the “Maximum Annual Bonus”).  For the 2009 Plan Year, a Participant’s Annual Bonus will be weighted as follows: (i) 50 percent based on the Company’s achievement of AFFO targets for the Plan Year, (ii) 25 percent based on the Company’s achievement of Liquidity targets for the Plan Year, and (iii) 25 percent determined in the Committee’s discretion, as set forth on Exhibit A hereto.  Such weighting may be changed from year-to-year and shall be set forth on subsequent exhibits hereto.  The amount of a Participant’s actual Annual Bonus shall be calculated at the end of the relevant Plan Year and shall equal such portion of the Participant’s Maximum Annual Bonus that corresponds to the payout range(s) within the performance targets actually achieved by the Company, weighted as set forth above.

(c)           A Participant’s Annual Bonus, if any, shall be paid in cash in a lump-sum, in the year following the Plan Year to which such Annual Bonus relates, within ten days after the Company has received its approved audited financial statements for such Plan Year, but in no event later than December 31 of such year, subject to the Participant’s continued employment with the Company through such payment date except as otherwise provided herein.

6.             Deferred Bonus

(a)           If granted a Deferred Bonus Pool Percentage by the Committee, a Participant will be eligible to receive a Deferred Bonus with respect to a Plan Year.  Deferred Bonuses shall be tied to the Company’s achievement of such performance targets established by the Committee with respect to the Annual Bonuses for such Plan Year.

(b)           The amount of a Participant’s maximum Deferred Bonus will be equal to the product of (x) the Participant’s Deferred Bonus Pool Percentage, and (y) the Bonus Pool.  The amount of Participants’ actual Deferred Bonuses shall be determined and weighted at the same time and in the same manner as Annual Bonuses for the Plan Year.

(c)           A Participant shall vest with respect to the Participant’s Deferred Bonus as follows: (x) 50 percent on December 31 of the calendar year following the Plan Year to which such Deferred Bonus relates and (y) 50 percent on December 31 of the second calendar year following the Plan Year to which such Deferred Bonus relates, subject in each case to the Participant’s continued employment with the Company through each such vesting date.  Each portion of the Deferred Bonus shall be paid in cash in a lump-sum no later than ten days after such portion has vested.

7.             Long-Term Bonus

(a)           If granted a Long-Term Bonus Pool Percentage, a Participant will be eligible to receive a Long-Term Bonus with respect to a Long-Term Bonus Performance Period.  Long-Term Bonuses shall be tied to the Company’s cumulative performance for the relevant Long-Term Bonus Performance Period.  Performance goals and targets for each Long-Term Bonus Performance Period shall be determined by the Committee during the first Plan Year of such period.  The Committee shall also establish ranges within such performance targets that correspond to the payout of different fixed percentages of Restricted Stock Units held by Participants (as described in Section 7(b), below).  By way of example, 100 percent achievement of the applicable AFFO target shall correspond to the payout of 100 percent of the Restricted Stock Units granted with respect to such Long-Term Bonus Performance Period, while achievement of a lower AFFO will correspond to payout of a lower percent of such Restricted Stock Units.  Achievement of the Stock Price return target shall also correspond to the payout of 100 percent of the Restricted Stock Units granted with respect to the Long-Term Bonus Performance Period.  Long-Term Bonus performance targets and payout ranges for the 2009-2011 Long-Term Bonus Performance Period are set forth on Exhibit A hereto and the Long-Term Bonus performance targets and payout ranges for subsequent Long-Term Bonus Performance Periods shall be set forth on separate exhibits hereto.  Exhibit A shall also serve as an illustration of the operation of the Long-Term Bonus and payment thereof.

(b)           With respect to each Long-Term Bonus, as soon as practicable following the conclusion of the first Plan Year of the Long-Term Bonus Performance Period, each Participant shall be granted a number of Restricted Stock Units determined in accordance with the following formula: (x) (i) the Participant’s Long-Term Bonus Pool Percentage for the applicable Plan Year multiplied by (ii) the Bonus Pool for such Plan Year, divided by (y) the Stock Price determined as of the last day of the first Plan Year of the Long-Term Bonus Performance Period.  A Participant’s actual Long-Term Bonus shall be determined after the end of the Long-Term Bonus Performance Period and shall equal the percentage of the Participant’s Restricted Stock Units that corresponds to the payout range of the performance goals actually achieved by the Company for such Long-Term Bonus Performance Period.

(c)           The Restricted Stock Units shall be paid in shares of Stock to the extent available.  To the extent shares of Stock are not available for issuance under the Company’s equity incentive plans, the Restricted Stock Units (or a portion of the Restricted Stock Units) shall be settled in cash.  If paid in cash, the amount of the Long-Term Bonus payment shall equal the product of (1) the number of Restricted Stock Units to be paid in cash and (2) the Stock Price as of the last day of the relevant Long-Term Bonus Performance Period.  Additionally, a Participant shall be entitled to receive the cash dividend(s) paid on each share of Stock during the second calendar year and third calendar year of each Long-Term Bonus Performance Period for each Restricted Stock Unit earned in a given Long-Term Bonus Performance Period (the “Accumulated Dividend”).  With respect to the 2009-2011 Long-Term Bonus Performance Period, no Participant shall receive an amount in cash (excluding any Accumulated Dividend) upon settlement of Restricted Stock Units that exceeds (i) the Participant’s Long-Term Pool Percentage multiplied by (ii) the Bonus Pool established with respect to the 2009 Plan Year, notwithstanding the Long-Term Bonus that would otherwise be payable to such Participant.  The Committee shall determine the maximum amount of cash that may be payable in subsequent Long-Term Bonus Performance Periods on an annual basis.

(d)           A Participant’s Long-Term Bonus and the applicable Accumulated Dividend, if any, shall vest and be paid in the calendar year following the conclusion of the relevant Long-Term Bonus Performance Period within ten days after the Company has received its approved audited financial statements for the last year of the Long-Term Bonus Performance Period, but in no event later than December 31 of such year, subject to the Participant’s continued employment with the Company through the applicable Long-Term Bonus Performance Period.

8.             Termination of Employment

(a)           If at any time prior to payment of any Bonus hereunder in accordance with the terms of the Plan a Participant’s employment or other service relationship with the Company terminates for any reason other than termination of employment by (x) the Company without Cause, (y) the Participant for “Good Reason” (as defined in the applicable Service Agreement) to the extent that the Participant is entitled to resign for “Good Reason” in accordance with such Participant’s Service Agreement or (z) due to the Participant’s death or Disability, then the Participant shall automatically and immediately forfeit any and all right to receive any unpaid Bonus hereunder and all Restricted Stock Units granted pursuant to Section 7 hereof.

(b)           Notwithstanding anything herein to the contrary or in any Service Agreement with any Participant which provides for accelerated vesting or payout of such a Participant’s bonuses and incentive awards in the event of certain types of terminations of such Participant’s employment relationship with the Company or a Subsidiary, as applicable (such as, for example, termination at the end of the term, termination without cause by the employer or termination for good reason by the Participant), the treatment of any Bonuses under this Plan shall be governed solely by the terms hereof and not by the terms of such Service Agreement, except to the extent specifically provided in a Bonus Award Notice.  In consideration of the opportunity to receive any Bonus under this Plan, any such Service Agreement shall be deemed amended to the extent necessary to effect the provisions of this Section 8(b).

(c)           If at any time prior to the applicable payment date for a Bonus hereunder the Participant’s employment or service relationship with the Company (x) is terminated by the Company without Cause, (y) is terminated by the Participant for “Good Reason” (as defined in the applicable Service Agreement) to the extent that the Participant is entitled to resign for “Good Reason” in accordance with such Participant’s Service Agreement or (z) terminates due to the Participant’s death or Disability, then the following shall occur:

(i)            If the Participant is eligible to receive an Annual Bonus for the Plan Year that includes the date the Participant’s employment terminates (the “Termination Date”), the amount of the Participant’s actual Annual Bonus shall be calculated pursuant to Section 5 of the Plan, but shall be pro-rated by multiplying such amount by a fraction, the numerator of which shall be the number of days in the Plan Year from and including January 1 to and including the Termination Date, and the denominator of which shall be 365.  Such pro-rated Annual Bonus shall be payable in cash in a lump-sum in accordance with the provisions of Section 5(c).  The Participant shall also be entitled to the full amount of the Annual Bonus earned for the Plan Year immediately preceding the Plan Year in which the Termination Date occurs if such Annual Bonus has not been paid by the Termination Date.  Such amount shall also be payable in accordance with the provisions of Section 5(c).

(ii)           If the Participant is eligible to receive any Deferred Bonus,

(A)          if such Deferred Bonus relates to the Plan Year that includes the Termination Date, the amount of the Participant’s actual Deferred Bonus shall be calculated pursuant to Section 6 of the Plan, but shall be pro-rated by multiplying such amount by a fraction, the numerator of which shall be the number of days in the Plan Year from and including January 1 to and including the Termination Date, and the denominator of which shall be 365, and such pro-rated Deferred Bonus shall be payable in cash in a lump-sum in the year following such Plan Year within ten days after the Company has received its approved audited financial statements for such Play Year, but in no event later than December 31 of such year; and

(B)           if such Deferred Bonus relates to any completed Plan Year, the Committee shall accelerate the vesting with respect to any unvested and unpaid portion of such Deferred Bonus, and such amounts shall be paid in cash in a lump-sum within ten days following the Termination Date.

(iii)          If the Participant is eligible to receive any Long-Term Bonus, the amount of the Participant’s actual Long-Term Bonus with respect to any outstanding Long-Term Bonus Performance Period shall be calculated as of the end of such Long-Term Bonus Performance Period pursuant to Section 7 of the Plan, but pro-rated by multiplying such amount by a fraction, the numerator of which shall be the number of days from and including January 1 of the first Plan Year of the Long-Term Bonus Performance Period to and including the Termination Date, and the denominator of which shall be 1,096.  The pro-rated Long-Term Bonus for each Long-Term Bonus Performance Period shall be payable in cash or shares of Stock, in accordance with the provisions of Sections 7(c) and 7(d).

(iv)          Each payment described in Sections 8(c)(i)-(iii), above shall be paid to the Participant only if the Participant has signed a general release of claims in favor of the Company and related persons and entities in a form and manner satisfactory to the Company (the “Release”) within the 21-day review period for the Release and the Participant has not revoked the Release within the seven-day revocation period for the Release.

9.                                       Change of Control.

(a)           Notwithstanding anything herein to the contrary or in any Service Agreement with any Participant which provides for accelerated vesting or payout of such a Participant’s bonuses and incentive awards in the event of a Change of Control or similar transaction, the treatment of any Bonuses under this Plan shall be governed solely by the terms hereof and not by the terms of such Service Agreement, except to the extent specifically provided in a Bonus Award Notice.  In consideration of the opportunity to receive any Bonus under this Plan, any such Service Agreement shall be deemed amended to the extent necessary to effect the provisions of this Section 9(a).

(b)           Unless otherwise provided in any Bonus Award Notice, upon a Change of Control of the Company, the following shall occur:

(i)            If a Participant is eligible to receive an Annual Bonus for the Plan Year that includes the effective date of the Change of Control (the “Change of Control Date”), the amount of the Participant’s actual Annual Bonus shall be calculated pursuant to Section 5 of the Plan, but with reference to a Bonus Pool that is adjusted by the Committee on an equitable basis as of the Change of Control Date to reflect the shortened Plan Year (the “Adjusted Bonus Pool”).  Performance targets for the Plan Year shall not be adjusted or pro-rated, except to the extent necessary to apply the Change of Control Adjustment Principles (as defined below).  In determining the achievement of performance targets and the percentage of the Maximum Annual Bonus payable to Participants for the applicable adjusted Plan Year, the Committee shall apply the following principles: (x) the Committee shall not consider or give effect to any discretionary Bonus component or subjective performance criteria and shall equitably re-weight all remaining and applicable objective performance targets and (y) to the extent possible, the Committee shall annualize or extrapolate performance as of the Change of Control Date for the entire Plan Year (or other applicable performance or measurement period) (the “Change of Control Adjustment Principles”).  By way of example, if a Change of Control occurs during the 2009 Plan Year, application of the Change of Control Adjustment Principles would result in the determination and weighting of a Participant’s Annual Bonus as follows: (a) two-thirds based on the

Company’s achievement of AFFO targets, determined with reference to the Company’s actual AFFO through the Change of Control Date, annualized for the entire 2009 Plan Year, (b) one-third based on the Company’s achievement of Liquidity targets as of the Change of Control Date and (c) elimination of the portion of the Annual Bonus determined in the Committee’s discretion.

(ii)           If a Participant is eligible to receive a Deferred Bonus,

(A)          if such Deferred Bonus relates to the Plan Year that includes the Change of Control Date, the amount of Participant’s actual Deferred Bonus shall be calculated pursuant to Section 6 of the Plan, following application of the Change of Control Adjustment Principles, but with reference to the Adjusted Bonus Pool; and

(B)           if such Deferred Bonus relates to any completed Plan Year, the Committee shall accelerate the vesting with respect to any unvested and unpaid portion of such Deferred Bonus.

(iii)          A Participant shall be deemed to have earned a Long-Term Bonus equal to the product of (x) the Participant’s Long-Term Bonus Pool Percentage for such Plan Year and (y) the Bonus Pool, but pro-rated by multiplying such amount by a fraction, the numerator of which shall be the number of days from and including January 1 of the first Plan Year of the Long-Term Bonus Performance Period to and including the Change of Control Date, and the denominator of which shall be 1,096 (such amount, the “Long-Term Bonus COC Amount”).  For purposes of the foregoing, all applicable performance targets relating to the Long-Term Bonus shall be deemed to have been achieved in full.  Notwithstanding anything to the contrary contained herein, the Long-Term Bonus COC Amount shall be paid in cash to a Participant at the earliest of (i) nine months following the Change of Control Date, (ii) the date on which the Long-Term Bonus Performance Period would have concluded but for the Change of Control, (iii) the termination of a Participant in connection with or following the Change of Control without Cause, (iv) the resignation of a Participant in connection with or following the Change of Control for “Good Reason” (as defined in the applicable Service Agreement) to the extent that the Participant is entitled to resign for “Good Reason” in accordance with such Participant’s Service Agreement or (v) March 1 of the calendar year following the Change of Control Date.

(c)           Each payment described in Sections 9(b)(i)-(ii) above shall be paid to the Participant in one lump-sum in cash on the Change of Control Date to the extent practicable or, if not practicable, as soon as reasonably possible following the Change of Control Date, but in no event later than 45 days following the Change of Control Date.

10.                                 Section 409A

(a)           Anything in this Plan to the contrary notwithstanding, if at the time of a Participant’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Participant becomes entitled to under this Plan on account of the Participant’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section

409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Participant’s separation from service, or (B) the Participant’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.  Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment.

(b)           To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon a Participant’s termination of employment, then such payments or benefits shall be payable only upon the Participant’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(c)           This Plan is intended to be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Plan or any agreement hereunder is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  This Plan may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(d)           The Company makes no representation or warranty and shall have no liability to any Participant or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

11.                                 Miscellaneous

(a)           Non-Executive Officers.  The Bonus Pool Percentage that is not allocated to the executive officers as set forth on Exhibit A hereto or any other exhibit hereto with respect to subsequent Plan Years, shall be the maximum amount allocable, in the discretion of the Company’s management, to non-executive officers of the Company; provided, that for the 2009 Plan Year the amount available for allocation to the non-executive officers, taking into consideration the Company’s performance and individuals’ performance, among other things, shall not be less than the amount referred to as the “Non-Executive Allocable Amount” on Exhibit A or any other exhibit hereto with respect to subsequent Plan Years.  Additionally, the Company’s chief executive officer may recommend to the Committee that a portion of any such amount be allocated to the executive officers set forth on Exhibit A or any other exhibit hereto with respect to subsequent Plan Years, which the Committee shall determine in its sole discretion.

(b)           No Contract for Continuing Services.  This Plan shall not be construed as creating any contract for continued services between the Company or any of its subsidiaries and any Participant and nothing herein contained shall give any Participant the right to be retained as an employee or consultant of the Company or any of its subsidiaries.

(c)           No Transfers. A Participant’s rights in an interest under the Plan may not be assigned or transferred.

(d)           Unfunded Plan.  The Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund.  Likewise, the Plan shall not establish any fiduciary relationship between the Company or any of subsidiaries or affiliates and any Participant. To the extent that any Participant holds any rights by virtue of an award under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or any of its subsidiaries.

(e)           Governing Law.  The Plan and each Bonus Plan Certificate awarded under the Plan shall be construed in accordance with and governed the laws of the State of New York, without regard to principles of conflict of laws of such state.

(f)            Tax Withholding.  The Company shall have the right to deduct from all payments hereunder any taxes required by law to be withheld with respect to such cash payments.

(g)           Construction.  Wherever appropriate, the use of the masculine gender shall be extended to include the feminine and/or neuter or vice versa; and the singular form of words shall be extended to include the plural; and the plural shall be restricted to mean the singular.

(h)           Headings.  The Section headings and Section numbers are included solely for ease of reference.  If there is any conflict between such headings or numbers and the text of this Plan, the text shall control.

(i)            Effect on Other Plans.  Nothing in this Plan shall be construed to limit the rights of Participants under the Company’s or its Subsidiaries’ benefit plans, programs or policies.

(j)            Effective Date.  The Plan shall be effective as of the Effective Date.